UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

EXOPACK HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3070 Southport Road, Spartanburg, SC		29302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Chief Operating Officer

On February 15, 2008, Exopack Holding Corp. (the “Company”) announced the appointment of Tom Vale, Chief Operating Officer, effective immediately.

Mr. Vale, 45, is a certified public accountant. From March 2000 to May 2007, Mr. Vale was employed by DeLuxe Media Services, a manufacturer and distributor of entertainment products for film, music and game companies and a wholly-owned subsidiary of The Rank Group. He served as president and chief executive officer of DeLuxe Media Services from August 2004 to May 2007. From June 2007 to February 2008, Mr. Vale served as manager for TMV Consulting, LLC (“TMV”), a private consulting services firm. None of the companies where Mr. Vale worked in the previous five years is a parent, subsidiary or other affiliate of the Company. Mr. Vale has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Vale does not hold a directorship with any reporting company.

Mr. Vale will receive an annual base salary of $435,000, paid on a monthly basis, and he is eligible for a bonus based on the earnings performance of the Company. He will also receive options to purchase 5,000 shares of the Company’s non-voting common stock that vest 20% per year commencing February 17, 2009. In addition, Mr. Vale will receive an annual car allowance.

In connection with the Company’s appointment of Mr. Vale as Chief Operating Officer, the Company is negotiating the terms and conditions of a separation benefit agreement with Mr. Vale. The separation benefit agreement is expected to be similar in content to separation benefit agreements currently in place with other executive officers of the Company. Mr. Vale’s separation benefit agreement is expected to provide that, in the event Mr. Vale is terminated without cause or resigns for designated reasons within a negotiated period of time before or after a change of control of the Company’s ultimate parent company, Mr. Vale will be entitled to payment of his then-existing base salary for a negotiated period of time and an amount equal to the pro-rated bonus that Mr. Vale would have earned for such period of time. Mr. Vale’s separation benefit agreement is expected to require Mr. Vale to abide by certain non-competition and non-solicitation covenants, and any payments to which Mr. Vale is entitled under the separate benefit agreement will be conditional upon Mr. Vale’s compliance with such covenants. The Company will file Mr. Vale’s executed separation benefit agreement as an exhibit to its Form 10-K for the fiscal year ended December 31, 2007.

TMV, a company controlled by Mr. Vale, has acted as a consultant to the Company in connection with the integration and transition of the Company’s Whitby, Ontario Canada facility. Mr. Vale is and has been the sole owner and manager of TMV. For the Company’s fiscal year ended December 31, 2007, the Company was charged consulting and administrative fees by TMV in the amount of approximately $133,000. Since the end of the fiscal year, the Company has been charged additional consulting and administrative fees by TMV in the amount of approximately $153,000. The Company ceased receiving consulting services from TMV effective February 15, 2008. Except as disclosed above, there has been no transaction since the beginning of the Company’s last fiscal year in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Vale had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: February 21, 2008	By:	/s/ Jack Knott
	Name:	Jack Knott
	Title:	Director, President and Chief Executive Officer